EXHIBIT 10.1

EMPLOYMENT AGREEMENT

Rhinebeck Bancorp, Inc. a Maryland corporation (the “Company”), Rhinebeck Bank, a New York chartered savings bank and wholly owned subsidiary of the Company (the “Bank”) (the Company and the Bank are collectively referred to herein as the “Employer”) and Matthew J. Smith (“Executive”) (collectively, the “Parties”) agree to enter into this EMPLOYMENT AGREEMENT (“Agreement”),  dated as of September 16, 2025 and effective as of October 20, 2025 (“Effective Date”), as follows:

1.	Employment.

Employer hereby agrees to employ Executive, and Executive hereby agrees to be employed by Employer, upon the terms and subject to the conditions set forth in this Agreement.

2.	Term of Employment.

The term of this Agreement shall begin as of the Effective Date and shall end on December 31, 2026. Commencing January 1, 2026, and continuing each January 1 (each, a “Renewal Date”), the term shall automatically renew for additional one-year periods unless either the Employer or the Executive gives the other Party written notice of intent not to renew not less than sixty (60) days before the applicable Renewal Date; provided, that the Boards of Directors of the Company and the Bank shall conduct or review a comprehensive performance evaluation annually no less than sixty (60) days prior to the applicable Renewal Date.  Notwithstanding the foregoing, either Party may terminate Executive’s employment in accordance with Section 5 of this Agreement.  As used in this Agreement, the phrase “Term” refers to Executive’s period from the Effective Date until the date the Agreement is terminated pursuant to this Section 2 or Section 5.  Nothing in this Agreement shall mandate or prohibit a continuation of Executive’s employment following the expiration of the Term of this Agreement.

Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control (as defined below), the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective date of the Change in Control.

3.	Duties and Responsibilities.
(a)
Employer will employ Executive as its President and Chief Executive Officer (as the responsibilities may evolve, Executive’s “Position”).  In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such Position (a job description is attached as Exhibit A) and such other duties as may be assigned to Executive from time to time by the Boards of Directors of the Bank or the Company, as applicable (the “Board”).  Executive shall report to the Board.  In the Position, Executive’s responsibilities will extend to the Bank and the Company.

(b)
Executive’s primary work location will be at Employer’s offices in 2 Jefferson Plaza, Poughkeepsie, NY 12601 or successor location, but Executive may be required to visit other offices and to travel as necessary to perform the duties of Executive’s Position.

(c)
Executive will be employed on a full-time basis and shall devote Executive’s full business time and best efforts, business judgment, skill and knowledge to the performance of Executive’s duties and responsibilities related to the Position.  Except as otherwise provided in Section 3(d), Executive shall not engage in any other business activity during the Employment Term except as may be approved by the Board.

(d)
Employer encourages participation by Executive on community boards and committees and in activities generally considered to be in the public interest, but the Board shall have the right to approve or disapprove, in its sole discretion, Executive’s participation on such boards and committees.  Executive represents that Executive has resigned from all board or advisory positions or roles with Goalsetter, Summer Search and Encash.  The Parties agree that Executive may continue Executive’s non-operating ownership in Kicksmith Studio and Orgo, provided such ownership does not interfere with the performance of Executive’s duties under this Agreement.

(e)
Executive agrees (i) to comply with all applicable laws, rules and regulations; and (ii) to materially comply with the Employer’s rules, procedures, policies, requirements, and directions that are communicated to Executive.

4.	Compensation and Benefits.
(a)
Base Salary.  During the Term, Employer shall pay Executive a base salary at the annual rate of $525,000 per year (“Base Salary”) for all services performed for Employer and its affiliates, provided, that the Board, in its sole discretion, may increase, but not decrease (other than as part of a general reduction in base salary that affects all C-Level executives in substantially the same proportions) the Base Salary, and any such adjusted amount shall be the “Base Salary” for the purposes of this Agreement.  Such Base Salary shall be paid in accordance with Employer’s standard payroll practice for executives.

(b)
Sign-On Bonus.  Employer will advance to Executive a one-time sign-on bonus in the amount of $100,000.00 (the “Sign-On Bonus”) within thirty (30) days following the Effective Date.  Subject to Executive’s continued employment, Executive will earn the Sign-On Bonus on the one-year anniversary of the Effective Date.  If Executive ceases to be employed by the Employer for any reason (other than due to Executive’s death, termination by Employer without Cause, termination by Executive for Good Reason or becoming Totally Disabled (as such terms are defined below)) prior to the date the Sign-On Bonus is earned, Executive will be required to repay the gross amount of the Sign-On Bonus to the Employer within thirty (30) days following Executive’s termination of employment.

(c)
Executive Management Incentive Compensation Program. With respect to each full calendar year of the Employment Term beginning with the 2026 calendar year, Executive shall be eligible to earn an incentive compensation award (the “Incentive Compensation Award”) pursuant to the terms of the Executive Management (C Level) Incentive Compensation Program, or any successor plan, program, or arrangement  (the “Executive Management Program”) in a target amount of between 25% and 50% of Executive’s then-current Base Salary (the “Incentive Compensation Target”).  The Compensation Committee of the Board (the “Compensation Committee”) will set the Incentive Compensation Target and the applicable performance goals for each calendar year to which the Incentive Compensation Award relates (the calendar year to which the Incentive Compensation Award relates being the “Incentive Compensation Performance Year”).  Pursuant to the terms of the Executive Management Program, a portion of any Incentive Compensation Award payable with respect to an Incentive Compensation Performance Year may be payable on or prior to March 15 of the calendar year following the applicable Incentive Compensation Performance Year (the “STIP Payment”), and the remaining portion of the Incentive Compensation Award payable with respect to such Incentive Compensation Performance Year may be deferred and payable pursuant to the terms of the terms of the Rhinebeck Bank Executive Long-Term Incentive and Retention Plan, effective as of January 1, 2018, and as may be amended from time to time (the “Executive LTIP”). With respect to any STIP Payment, Executive must remain employed and in good standing through the applicable payment date to earn the STIP Payment, except as otherwise provided in Section 7 herein and pursuant to the terms of the Executive Management Program. Any portion of an Incentive Compensation Award subject to the terms of the Executive LTIP shall vest and become payable in accordance with the terms of the Executive LTIP.

(d)
Equity Incentive Awards.   With respect to each full calendar year of the Term beginning with the 2026 calendar year, Executive will be eligible to receive an equity incentive award (the “Equity Incentive Award”), at the sole discretion of the Board, under the Rhinebeck Bancorp, Inc. 2025 Equity Incentive Plan, as may be amended from time to time (the “Equity Incentive Plan”), subject to the approval of the Equity Incentive Plan by the applicable regulatory agency.   An Equity Incentive Award granted with respect to any calendar year (the calendar year to which the Equity Incentive Award relates being the “Equity Incentive Performance Year”) shall be subject the approval of the Board and shall be governed by the terms and conditions of the Equity Incentive Plan and any award agreement, grant notice, or other applicable equity-governing agreement or arrangement (collectively, the Equity Incentive Plan and any award agreement, grant notice, or other applicable equity-governing agreement or arrangement referred to herein as the “Equity Governing Documents”), including, but not limited to, any performance- and time-based vesting conditions as set forth in the Equity Governing Documents.  The Compensation Committee will set the target value of the Equity Incentive Award (the “Equity Incentive Target”) and the applicable performance goals for each Equity Incentive Performance Year.  The Equity Incentive Target for each Equity Incentive Performance year shall be equal to between 25% and 50% of the Executive’s then-current Base Salary, based on the value of the Equity Incentive Awards as of the date of the grant.   Any Equity Incentive Awards awarded based on achievement of the applicable performance goals with respect to an Equity Incentive Performance year shall vest and become earned over a three (3) year time-based vesting schedule, subject to the terms and conditions of the Equity Governing Documents.  Executive must remain continuously employed through each vesting date with respect to an Equity Incentive Award to earn such Equity Incentive Award, except as otherwise provided pursuant to the terms of the Equity Governing Documents.

(e)
Automobile.  During the Term, the Employer will provide Executive with an Employer-owned automobile to be used for both professional and personal purposes.  The fair market value of any automobile provided pursuant to this Section 4(e) is not to exceed $60,000 as of the date of purchase (inflation-adjusted for automobiles provided after 2025, as determined by the Board).  The Employer may, in the sole discretion of the Board, provide a new automobile every four (4) years.  The Employer shall bear the routine maintenance, fuel, and insurance costs related to the automobile.   In no event may any individual operate the automobile other than Executive.    Executive shall be required to return the automobile to the Employer no later than Executive’s last day of employment with the Employer for any reason.  Executive agrees to execute any paperwork required by the Employer in order to effectuate this provision.  Executive acknowledges that the value of the use of the automobile shall be treated as taxable compensation to Executive to the extent of Executive’s personal use.  Executive agrees to comply with Employer’s reimbursement, mileage, and documentation policies and procedures in connection with the allocation of automobile expenses and mileage between pre-tax reasonable business use and taxable personal use.

(f)
Expense Reimbursement.  Employer shall promptly reimburse Executive for the ordinary and necessary business expenses incurred by Executive in the performance of the duties under this Agreement in accordance with Employer’s customary practices applicable to executives, provided that such expenses are reasonably incurred, properly documented and timely submitted in accordance with the Bank’s Employee Handbook.

(g)
Benefit Plans, Fringe Benefits, Paid Time Off.  During the Term, subject to Executive meeting any eligibility criteria under the applicable plan or policy, Executive will be eligible to participate in Employer’s 401(k), Employee Stock Ownership Plan and welfare benefit plans on the same terms as are generally provided to Employer’s senior executives from time to time pursuant to the terms of the applicable plans, policies, or arrangements (the “Benefit Governing Documents”).  Nothing herein prevents Employer from amending or terminating the Benefit Governing Documents in accordance with their terms.  All determinations with respect to eligibility or benefits shall be made solely in accordance with the terms of the Benefit Governing Documents.  During the Term, Executive shall be entitled to paid time off on the same terms as are generally provided to Employer’s C-Level executives on a yearly basis in accordance with the Bank’s Employee Handbook.  In accordance with Employer’s Employee Handbook, Executive will accrue PTO hours at a rate of 10.76 hours per pay period.

5.	Termination of Employment.
Executive’s employment under this Agreement may be terminated under any of the circumstances set forth in this Section 5.  Upon termination, Executive (or Executive’s beneficiary or estate, as the case may be) shall be entitled to receive the compensation and benefits described in Section 6 below, and, if applicable, Section 7 below.

(a)	Death. This Agreement shall terminate upon Executive’s death in which event Employer’s sole obligation shall be to pay Executive’s estate or beneficiary any Accrued Obligations (as defined below).
(b)
Total Disability.  This Agreement shall terminate upon Executive becoming Totally Disabled by providing thirty (30) days written notice to Executive in which event Employer’s sole obligation shall be to pay Executive any Accrued Obligations as of the Executive’ date of termination.  For purposes of this Agreement, the term “Totally Disabled” means the Executive is determined to be eligible for disability benefits under Employer’s long-term disability plan, if any, or Social Security.

(c)
Termination by Employer for Cause.  Employer may terminate Executive’s employment for Cause at any time upon providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean: (i) conduct by or at the direction of the Executive constituting a material act of gross misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Employer; (ii) the commission by the Executive of, or a plea of guilty or nolo contendere to, any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) any conduct by or at the direction of the Executive constituting a breach of the Executive’s duty of loyalty or other fiduciary duty owing to the Employer or any of its subsidiaries or affiliates; (iv) any conduct by or at the direction of the Executive that would reasonably be expected to result in material injury or reputational harm to the Employer or any of its subsidiaries or affiliates, provided that Employer provides written notice of such conduct or direction within 10 days of learning of it to Executive and provides Executive with 30 days to cure such conduct to the extent that it can be cured; (v) continued non-performance by the Executive of the Executive’s duties or responsibilities hereunder (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued without being cured for more than 30 days following written notice of such non-performance from the Employer; (vi) a material breach by the Executive of this Agreement (including, without limitation, any breach of any of the provisions contained in Section 8 of this Agreement); (vii) the willful failure to comply with any valid and legal reasonable written directive of the Board, provided that Employer provides written notice of such conduct or direction within 10 days of learning of it to Executive and provides Executive with 30 days to comply; (viii) a material violation by the Executive of any of the Employer’s written employment policies, including, but not limited to, the Employer’s code of ethics, provided that Employer provides written notice of such conduct or direction within 10 days of learning of it to Executive and provides Executive with 30 days to cure such violation to the extent that such violation can be cured; (ix) a material violation by the Executive of the Sarbanes-Oxley Act of 2002’s requirements for officers of public companies that, in the sole and absolute discretion of the Board, is likely to cause substantial financial harm or substantial injury to the business reputation of the Employer; (x) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employer to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (xi) commencing a romantic or sexual relationship with any employee, agent, director or business partner of Employer.

(d)
Termination by Executive with Good Reason. Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s written consent:

(i)	a reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all C-Level executives in substantially the same proportions;
(ii)
a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law);

(iii)	a material adverse change in the reporting structure applicable to the Executive;
(iv)	a relocation of Executive’s principal place of employment by more than thirty-five (35) miles from the Bank’s main office location as of the date of this Agreement; or
(v)	a material breach of this Agreement by Employer.
In order to terminate this Agreement and Executive’s employment hereunder with Good Reason, Executive must give the Employer detailed written notice of the circumstances alleged to constitute Good Reason within ninety (90) days after an occurrence of such circumstances and give the Employer thirty (30) days to cure such circumstances, Employer must fail to cure such circumstances within such cure period, and the Executive must actually resign from employment, within thirty (30) days after the end of Employer’s cure period.

(e)	Termination by Employer without Cause. Employer may terminate Executive’s employment without Cause at any time upon providing thirty (30) days written notice to Executive.
(f)
Termination by Executive. Executive may terminate Executive’s employment under this Agreement at any time upon providing thirty (30) days written notice to Employer, provided, that the Bank may accelerate the date of termination upon receipt of written notice of Executive’s resignation.

(g)
Other Positions.  Upon the termination of Executive’s employment, regardless of how or why such employment was terminated, Executive shall be deemed to have immediately resigned from any other positions or roles held at Employer, Rhinebeck Bancorp, MHC, their affiliates, subsidiaries, trusts and employee benefit plans, and Executive will execute any document necessary to reflect such resignation, if requested by Employer.

6.	Compensation Following Termination of Employment.
Upon termination of Executive’s employment under this Agreement for any reason, Executive shall be entitled to receive the following compensation (the “Accrued Obligations”):

(a)
Earned but Unpaid Compensation, Expense Reimbursement.  Employer shall pay Executive any earned but unpaid Base Salary for services rendered to the date of termination, and any accrued but unpaid expenses eligible for reimbursement pursuant to the terms of the Bank’s Employee Handbook.

(b)	Other Compensation and Benefits. Except as may be provided under this Agreement,
(i)
any benefits to which Executive may be entitled pursuant to the Equity Incentive Program, the LTIP, the Equity Governing Documents, and the Benefit Governing Documents shall be determined and paid in accordance with the terms of such plans, policies and arrangements, and

(ii)	Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods following such date of termination.
7.	Additional Compensation Payable Following Termination Without Cause Or Resignation For Good Reason.
(a)
Requirements for Additional Compensation.  In addition to the compensation set forth in Section 6 above, Executive will receive the additional compensation set forth in subsection (b) or (c) below, as applicable, if the following requirements are met:

(i)
Executive’s employment is terminated by Employer without Cause or Executive resigns with Good Reason(either, a “Qualifying Termination”) (for avoidance of doubt, non-renewal of this Agreement by either Party as described in Section 2 above shall not constitute a Qualifying Termination);

(ii)	Executive strictly complies with the restrictive covenants set forth in Section 8 below; and
(iii)
Executive executes (and does not revoke) a separation agreement and release in a form mutually satisfactory to the Parties on or after Executive’s employment termination date, within the time reasonably required by Employer (but in no event later than the 60 days following Executive’s termination of employment) (the “Separation Agreement and Release”).

(b)
Additional Compensation (Other Than for a Qualifying Termination in Connection with a Change in Control).  Subject to subsection 7(c), Employer shall provide Executive with the following compensation and benefits in the event of the Executive’s Qualifying Termination other than on or during the twenty-four (24) month period immediately following a Change in Control (defined below):

(i)
An amount equal to twelve (12) months of Executive’s then- current monthly Base Salary, payable pursuant to the Employer’s payroll schedule, beginning with the first payroll date that is commensurate with or immediately following the sixtieth (60th) day following the Executive’s termination date (the “Initial Payroll Date”); provided, that any installments that would otherwise be payable pursuant to the Employer’s payroll schedule from the Executive’s termination date through the Initial Payroll Date shall be paid in a lump sum on the Initial Payroll Date;

(ii)
To the extent that Executive’s termination date occurs prior to the payment date with respect to the STIP Payment for the immediately prior Incentive Compensation Performance Year, an amount equal to the STIP Payment that the Executive would have received had he been employed in good standing as of the STIP payment date, payable in a lump sum on the Initial Payroll Date;

(iii)
Subject to Executive’s eligibility for, and timely election of, continuation coverage under Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Employer-sponsored health plan, Employer shall pay 100% of the COBRA premiums for coverage under such plan at the same level of coverage in which Executive is enrolled as of the termination date, subject to the eligibility requirements and other terms and conditions of such insurance coverage (“COBRA Subsidy”).  Employer’s obligation to pay the COBRA Subsidy shall terminate upon the earliest to occur of the following:  (i) the date that is the twelve (12) month anniversary of Executive’s termination date; (ii) the date upon which Executive is no longer eligible to receive COBRA contribution coverage under the terms of the plan; or (iii) the date upon which Executive becomes eligible for health coverage under another employer-sponsored group health plan.    Notwithstanding the foregoing, for any month during which the COBRA Subsidy cannot be provided without tax or penalty (other than in the event that the COBRA Subsidy is taxable imputed income) to Executive or Employer, Executive will instead be paid a taxable cash payment equal to the applicable monthly COBRA Subsidy.  Such payment will be paid in the same calendar month in which the COBRA Subsidy would otherwise have been provided.

(c)
Additional Compensation (Qualifying Termination in Connection with a Change in Control).  For purposes of this Agreement, a “Change in Control” shall mean (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation.  For purposes of this Section, the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable:

(i)
A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

(ii)
A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the

Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

(iii)
A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.

Notwithstanding anything herein to the contrary, Change in Control shall not be deemed to have occurred for the purposes of this Agreement unless the event or transaction constitutes a “change in control” as such term is defined pursuant to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). Further, notwithstanding anything herein to the contrary, a Change in Control shall not be deemed to have occurred either: (i) upon the conversion of the Bank to stock form (as a stand-alone stock bank or as the subsidiary of a mutual or stock holding company); or (ii) following the conversion of the Bank to a subsidiary of a mutual holding company, upon the subsequent conversion of any mutual holding company to stock form, or in connection with any reorganization used to effect such a conversion.

Employer shall provide Executive with the following compensation and benefits in the event of the Executive’s Qualifying Termination on or during the twenty-four (24) month period immediately following a Change in Control:

(i)	An amount equal to twenty-four (24) months of Executive’s then- current monthly Base Salary, paid in a lump sum on the thirtieth (30th) day following the Executive’s termination date;
(ii)
To the extent that Executive’s termination date occurs prior to the payment date with respect to the STIP Payment for the immediately prior Incentive Compensation Performance Year, an amount equal to the STIP Payment that the Executive would have received had he been employed in good standing as of the STIP payment date, payable in a lump sum on the thirtieth (30th) day following the Executive’s termination date;

(iii)
An amount equal to the Incentive Compensation Target for which Executive would have been eligible for the year of termination, prorated based on Executive’s termination date, payable in a lump sum on the thirtieth (30th) day following the Executive’s termination date;

(iv)
Subject to Executive’s eligibility for, and timely election of, continuation coverage under COBRA under the Employer-sponsored health plan, Employer shall pay 100% of the COBRA premiums for coverage under such plan at the same level of coverage in which Executive is enrolled as of the termination date, subject to the eligibility requirements and other terms and conditions of such insurance coverage (“COBRA Subsidy”).  Employer’s obligation to pay the COBRA Subsidy shall terminate upon the earliest to occur of the following: (i) the date that is the eighteen (18) month anniversary of Executive’s termination date; (ii) the date upon which Executive is no longer eligible to receive COBRA contribution coverage under the terms of the plan; or (iii) the date upon which Executive becomes eligible for health coverage under another employer-sponsored group health plan. Notwithstanding the foregoing, for any month during which the COBRA Subsidy cannot be provided without tax or penalty (other than in the event that the COBRA Subsidy is taxable imputed income) to Executive or Employer, Executive will instead be paid a taxable cash payment equal to the applicable monthly COBRA Subsidy. Such payment will be paid in the same calendar month in which the COBRA Subsidy would otherwise have been provided.

8.	Restrictive Covenants
(a)	Confidential Information/Competitive Business.
(i)
Confidential Information.  Executive agrees that during the course of employment with Employer, Executive will come into contact with and have access to various forms of Confidential Information, which is the property of Employer.  Confidential Information is  information relating to Employer, its regulatory exams, SAR filings, products, services, operations, suppliers, vendors, business partners, customers and employees that are not generally known or available to the general public, but have been developed, compiled, or acquired by Employer at its great effort and expense.  Confidential Information includes, but is not limited to:

(A)
information with respect to the Bank’s strategic plan, the Bank’s succession plan, costs, commissions, fees, profits, sales, markets, products and product formulae, mailing lists, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, the Bank’s marketing plan, and new marketing ideas;

(B)
product formulations, designs, materials, sources and suppliers of materials, algorithms, system designs, site maps, information processing methodologies, software, software coding methodologies, computer system interfaces, website functionality, information security processes, business methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, system customizations, program implementation plans, and other information and means used by Employer in the conduct of its business;

(C)
the identity of Employer’s customers, their names and addresses, the names of representatives of Employer’s customers responsible for entering into contracts with Employer, the amounts paid by such customers to Employer, specific customer needs and requirements, and leads and referrals to prospective customers;

(D)	the identity and number of Employer’s other employees, their relative salaries, bonuses, benefits, qualifications and abilities obtained from the employee’s confidential personnel files;
(E)	and trade secrets, as defined by applicable law;
all of which information Executive acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by Employer at its great effort and expense.  Confidential Information can be in any form: oral, written or machine readable, including electronic files.

(ii)
Secrecy of Confidential Information Essential.  Executive acknowledges and agrees that Employer is engaged in a highly competitive business and that its competitive position depends upon its ability to maintain the confidentiality of the Confidential Information.  Executive acknowledges and agrees that Employer’s Confidential Information was developed, compiled and acquired by Employer over a considerable period of time and at its great effort and expense.  Executive further acknowledges and agrees that any disclosure, divulging, revelation or use of any of the Confidential Information, other than in connection with Employer’s business or as specifically authorized by Employer, will be highly detrimental to Employer, and that serious loss of business and pecuniary damage may result therefrom.

(b)
Non-Disclosure of Confidential Information.  Accordingly, Executive agrees, except as specifically required in the performance of Executive’s duties on behalf of Employer, Executive will not, while associated with Employer and for so long thereafter as the pertinent information or documentation remains confidential, directly or indirectly use, disclose or disseminate to any other person, organization or entity or otherwise use any of Employer’s Confidential Information; further Executive agrees to maintain Company’s Confidential Information in strict confidence and to use all commercially reasonable efforts to not allow any unauthorized access to, or disclosure of, Employer’s Confidential Information.

(i)
Nothing in this Agreement or any other agreement Executive may sign or Company policy,  prohibits, prevents, or otherwise limits Executive from (1) reporting possible violations of federal or other law or regulations to any governmental agency, regulatory body, or law enforcement authority (e.g., Equal Employment Opportunity Commission, National Labor Relations Board, Securities and Exchange Commission, Department of Justice, Commodities Futures Trading Commission, U.S. Congress, or an Inspector General), (2) filing a charge or complaint with any such governmental agency, or (3) participating, testifying, or assisting in any investigation, hearing, or other proceeding brought by, in conjunction with, or otherwise under the authority of any such governmental agency.  Further, nothing in this Agreement prohibits, prevents, or otherwise limits Executive’s ability or right to seek or receive any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity.  To the maximum extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies related to any alleged adverse employment action(s), except nothing herein prevents Executive from recovering any monetary award or bounty from any such governmental agency in connection with protected “whistleblower” activity. Executive is also not required to notify or obtain permission from Company when filing a governmental whistleblower charge or complaint or engaging or participating in protected whistleblower activity.

(ii)
Executive is also hereby provided notice that under the 2016 Defend Trade Secrets Act Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to Executive’s attorney in relation to a lawsuit for retaliation bought by Executive for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)
Return of Material.  Executive further agrees to deliver to Employer, immediately upon resignation or separation from Employer, or at any other time Employer so requests, all of the following that may be in Executive’s possession or under Executive’s control:

(i)
any and all documents, files, notes, memoranda, databases, computer files and/or other computer programs reflecting any Confidential Information whatsoever, or otherwise relating to Employer’s business;

(ii)	lists of Employer’s customers or leads or referrals to prospective customers;
(iii)
any computer equipment, mobile phone, home office equipment, automobile or other business equipment or devices belonging to Employer which Executive may then possess or have under Executive’s control; and

(iv)
all product formulations, algorithms, system designs, site maps, information processing methodologies, software, software coding methodologies, website functionality, information security processes, business methods, procedures, devices, machines, equipment, data processing programs, software computer models, research projects, system customizations, program implementation plans and other information and means used by Employer in the conduct of its business.

For any equipment or devices owned by Executive on which proprietary information of Employer is stored or accessible, Executive shall, immediately upon or prior to separation from employment, deliver such equipment or devices to Employer so that any proprietary information may be deleted or removed.  Executive shall provide all passwords or access codes necessary to access electronic devices referenced in this Section 8(c).

(d)
No Competitive Activity.  Executive acknowledges and agrees that Employer is engaged in a highly competitive business and that by virtue of Executive’s position and responsibilities with Employer and Executive’s access to the Confidential Information, engaging in any business which is directly competitive with Employer will cause Employer great and irreparable harm.  Therefore, Executive covenants and agrees that at all times

(i)	during Executive’s period of employment with Employer, and
(ii)
during the period beginning on the date of termination of Executive’s employment for any reason and ending one (1) year following Executive’s date of termination (other than a Qualifying Termination on or within twenty-four (24) months following a Change in Control),

Executive shall not, directly or indirectly, engage in, assist, or have any active interest or involvement - whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holding of less than 1% of the stock of a public company), partner, proprietor or trustee of any Competing Business in the Restricted Territory.  As used herein, “Competing Business” means any savings bank, savings and loan association, savings and loan holding company, commercial bank, online bank, investment firm, credit union, fintech, credit card company, mortgage lender, finance company, bank or bank holding company, insurance company or agency, any mortgage or loan broker or any other business that competes with the activities carried out by Employer.  As used herein, “Restricted Territory” means the New York counties of Columbia, Dutchess, Orange, Putnam or Ulster or in any other county in which Employer has one or more offices or branches.

(e)
Non-Solicitation of Customers.  Executive acknowledges and agrees that solely by reason of employment by Employer, Executive has and will come into contact with some, most or all of Employer’s customers and will have access to Confidential Information regarding Employer’s customers as set forth in Section 8(a) of this Agreement, and will have access to and the benefit of goodwill developed by Employer with its customers.  Therefore, Executive covenants and agrees that at all times during the period beginning on the date of termination of Executive’s employment (whether such termination is voluntary or involuntary, with Good Reason or without Good Reason, for Cause or without Cause, or otherwise) and ending two (2) years following Executive’s date of termination, Executive shall not and shall not direct others to solicit, contact, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employer to terminate an existing relationship with the Employer or interfering with a potential relationship of a prospective customer of Employer.   This restriction shall apply only to those customers or prospective customers of Employer with whom Executive had contact or about whom Executive obtained Confidential Information during the twenty-four (24) months preceding Executive’s separation from employment with Employer.

(f)
Non-Solicitation of Employees.  Executive acknowledges and agrees that solely as a result of employment with Employer, Executive has and will come into contact with and acquire confidential information regarding some, most, or all of Employer’s employees.  Therefore, Executive covenants and agrees that at all times

(i)	During Executive’s period of employment with Employer, and
(ii)	during the period beginning on the date of termination of Executive’s employment for any reason and ending one (1) year following Executive’s date of termination,

Executive shall not and shall not direct others, either for Executive’s benefit or the benefit of others, to recruit, solicit, interfere with, or endeavor to cause any employee of Employer with whom Executive came into contact or about whom Executive obtained confidential information, to leave employment with Employer, or to work in a capacity that is competitive with Employer, or to work in a capacity that is similar to the capacity in which the employee was employed by Employer.

(g)
Intellectual Property.  Executive hereby acknowledges and agrees that Employer shall own all right, title and interest in and to any and all materials, including without limitation, all original works of authorship, developments, concepts, improvements, formulas, algorithms, software, passwords, encryption keys, technology applications or trade secrets, that Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed, during the Employment Term and that (i) relate to Employer’s business, (ii) result from any work performed for Employer, or (iii) result from any use of Employer’s equipment, supplies, facilities or confidential information (collectively referred to as the “Works”).  Executive further acknowledges that all Works that are protectable are “works made for hire” as that term is defined in the United States Copyright Act. If for any reason any portion of the Works does not qualify as works made for hire, then Executive hereby transfers and assigns to Employer, and agrees to transfer and assign to Employer, all right, title and interest in and to the Works, including any copyright.

(i)
Without limiting the foregoing, all Source Code (defined below) comprised in or related to the Works shall be adequately documented and in the form Executive provides to Employer shall be readable and useable by a trained computer programmer of reasonable competence and skill (and, if any portion of the Source Code is encrypted, Executive shall also provide the applicable decryption tools and decryption keys). “Source Code” means, with respect to a software application, computer software code and any associated documentation in human-readable form in any programming language form or medium, and all related specifications, compiler command files, build scripts, scripts relating to the operation and maintenance of a software application, object libraries, comments, data files and structures, application programming interfaces, graphic user interfaces, include files, macros, programming tools, internal development tools, flowcharts and logic diagrams, and all third party tools and related documentation necessary or useful to build or operate such software application, in each case which is usable by a person possessing reasonable skill and expertise in computer software and information technology to build, configure, load and operate the object code of such software application and to maintain, support and effectively use such software application.

(ii)
Executive shall inform Employer in writing before incorporating any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by the Executive or in which the Executive has an interest prior to, or separate from, Executive’s employment with Employer (“Prior Inventions”) into any Works or otherwise utilizing any such Prior Invention in the course of Executive’s employment with Employer, and Executive hereby grants to Employer a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with any of the Works. Executive will not incorporate any inventions, discoveries, ideas, original works of authorship, developments, improvements, trade secrets and other proprietary information or intellectual property rights owned by any third party into any Works without Employer’s prior written permission. Attached hereto as Exhibit B is a list describing all Prior Inventions that relate to Employer’s current or anticipated business, products, or research and development or, if no such list is attached, Executive represents and warrants that there are no such Prior Inventions.  Furthermore, the Executive represents and warrants that if any Prior Inventions are included on Exhibit B, they will not materially affect Executive’s ability to perform all obligations under this Agreement.

(iii)
Executive agrees to assist Employer, or its designee, at Employer’s expense, in every proper way, to secure Employer’s rights in the Works and any copyrights or other intellectual property rights, including the disclosure to Employer of all pertinent information and data with respect to the Works, the execution of all applications, assignments and all other instruments that Employer shall deem necessary in order to apply for and obtain such rights.

(iv)
This invention assignment obligation shall not apply to an invention that Executive develops entirely on Executive’s own time without using Employer’s equipment, supplies, facility, or Confidential Information except for those inventions that (i) relate to Employer’s business or actual or demonstrably anticipated research or development, or (ii) result from any work performed by Executive for Employer.  Nothing in this Section shall preclude or limit Executive’s ability to maintain a passive investment in a company that develops intellectual property; provided, that Executive’s ownership of such company does not exceed 5% of the value or voting power of the company, unless Executive receives written approval from the Board.

(h)
Non-Disparagement.  Executive covenants and agrees that during the course of Executive’s employment by Employer and at any time thereafter, Executive shall not, directly or indirectly, in public or private, make malicious disparaging statements about Employer, its products or services, or any of its officers, directors, employees, or agents; nor shall Executive assist any other person, firm or company in so doing.

(i)
Conflict of Interest.  Executive may not use Executive’s position with Employer, or knowledge of any of Employer’s Confidential Information, or any of Employer’s assets, for personal gain.  A direct or indirect financial interest, including joint ventures in or with a supplier, vendor, or customer without disclosure and written approval from the Board is strictly prohibited.

9.	Enforcement of Covenants.
(a)
Termination of Employment and Forfeiture of Compensation.  Executive agrees that in the event that Employer determines that Executive has breached any of the covenants set forth in Section 8 above during Executive’s employment, Employer shall have the right to terminate Executive’s employment for Cause.  In addition, Executive agrees that if Employer determines that Executive has breached any of the covenants set forth in Section 8 at any time, Employer shall have the right to discontinue any or all remaining benefits payable pursuant to Section 7 above.  Such termination of employment or discontinuance of benefits shall be in addition to and shall not limit any and all other rights and remedies that Employer may have against Executive.

(b)
Right to Injunction.  Executive acknowledges and agrees that compliance with the covenants set forth in this Agreement is necessary to protect the business and goodwill of Employer and any breach of the covenants set forth in Section 8 above will cause irreparable and continuing harm to Employer with respect to which Employer’s remedy at law for damages will be inadequate.  Therefore, in the event of breach or anticipatory breach of the covenants set forth in Section 8 by Executive, Executive and Employer agree that Employer shall be entitled to injunctions, both preliminary and permanent, enjoining or retraining such breach or anticipatory breach and Executive hereby consents to the issuance thereof forthwith and without bond by any court of competent jurisdiction.  In addition, in the event of any breach or anticipatory breach of this Agreement by Executive, any grant of temporary, preliminary, or permanent injunctive relief against Executive, or Executive’s claim in a declaratory judgment action that all or part of this Agreement is unenforceable, the Parties agree that Employer shall be entitled to recovery of all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by Employer to enforce the covenants set forth in Section 8.   In the event of  a claim of any breach or anticipatory breach of this Agreement by Employer, including declaratory or injunctive relief, that is resolved in the Executive’s favor, the Parties agree that Executive shall be entitled to recover all reasonable sums expended and costs, including reasonable attorney’s fees, incurred by Executive to enforce this Agreement.

(c)
Separability of Covenants.  The covenants contained in Section 8 above constitute a series of separate covenants, one for each applicable State in the United States and the District of Columbia and the Commonwealth of Puerto Rico, and one for each applicable foreign country.  If in any judicial proceeding, a court shall hold that any covenant set forth in Section 8 is not permitted by applicable law, then Executive and Employer agree that such provision shall and is hereby reformed to the maximum time, geographic, or occupational limitations permitted by such laws.  Further, in the event a court shall hold unenforceable any of the separate covenants deemed included herein, then such unenforceable covenant or covenants shall be deemed eliminated from the provisions of this Agreement for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding. Executive and Employer further agree that the covenants in Section 8 shall each be construed as a separate agreement independent of any other provisions of this Agreement, and the existence of any claim or cause of action by Executive against Employer whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of any of the covenants set forth in Section 8. To the extent that the restrictive covenants in this Agreement are modified or invalidated under applicable law, the remaining parts of this Agreement shall remain enforceable (as modified, if applicable) and in full force and effect.

10.	Withholding of Taxes.

Employer shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

11.	No Claim Against Assets.

Nothing in this Agreement shall be construed as giving Executive any claim against any specific assets of the Employer or as imposing any trustee relationship upon the Employer in respect of Executive.  The Employer shall not be required to establish a special or separate fund or to segregate any of its assets in order to provide for the satisfaction of its obligations under this Agreement. Executive’s rights under this Agreement shall be limited to those of an unsecured general creditor of Employer and its affiliates, subject to any priority treatment required under law.

12.	Successors and Assignment.

Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective heirs, representatives, successors and assigns.  This Agreement, including the covenants set forth in Section 8 and remedies in Section 9, may be enforced by the Employer’s successors and assigns.  Executive’s obligations under this Agreement shall survive any changes made in the future to the employment terms of Executive, including but not limited to changes in salary, benefits, bonus plans, job title and job responsibilities.  The rights and benefits of Executive under this Agreement are personal to Executive and no such right or benefit shall be subject to voluntary or involuntary alienation, assignment or transfer.

13.	Entire Agreement.

This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Executive and Employer or any of its subsidiaries or affiliated entities relating to the terms of Executive’s employment.

14.	Governing Law.

This Agreement, and all matters relating hereto (including, without limitation, the validity or enforcement of this Agreement), shall be governed by the laws of the State of New York without regard to any conflicts or choice of law provisions of the State of New York that would result in the application of the law of any other jurisdiction. The parties agree that any action or proceeding with respect to this Agreement and Executive’s employment with the Employer shall be brought exclusively in the Supreme Court of the State of New York, Dutchess County, or in the United States District Court for the Southern District of New

York, or in any other court of competent jurisdiction in and for Dutchess County, New York, and the parties agree to the personal jurisdiction thereof.  Each Party irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. The parties recognize that, if any dispute or controversy arising from or relating to this Agreement is submitted for adjudication to any court, the preservation of the secrecy of Confidential Information may be jeopardized.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE EMPLOYER.

15.	Section 409a
(a)
Although the Employer does not guarantee the tax treatment of any payments under the Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from, or comply with, Code Section 409A, and to the maximum extent permitted the Agreement shall be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Employer or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

(b)
Notwithstanding any other provision of this Agreement to the contrary, to the extent that any reimbursement of expenses constitutes “deferred compensation” under Code Section 409A, such reimbursement shall be provided no later than March 15 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)
For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.  Whenever a payment under this Agreement may be paid within a specified period, the actual date of payment within the specified period shall be within the sole discretion of Employer.  If a payment that is nonqualified deferred compensation subject to Code Section 409A can be made in more than one taxable year depending on when Executive executes a release agreement, payment must be made in the second taxable year.

(d)
Notwithstanding any other provision of this Agreement to the contrary, if at the time of Executive’s separation from service (as defined in Code Section 409A), Executive is a “Specified Employee”, then Employer will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable).  Executive will be a “Specified Employee” for purposes of this Agreement if, on the date of Executive’s separation from service, Executive is an individual who is, under the method of determination adopted by Employer designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i).  Employer shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

(e)
Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employee’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. For purposes of this Agreement, a “separation from service” will have occurred if Employer and Executive reasonably anticipate that either no further services will be performed by Executive after the date of termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii)

16.	Notices.

Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by nationally recognized overnight courier services, by registered or certified mail, return receipt requested, by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

To Employer:

Rhinebeck Bank
2 Jefferson Plaza
Poughkeepsie, NY 12601
Attn: Karen E. Morgan-D’Amelio, Esq., General Counsel & Chief Risk Officer

To Executive:

Most recent address on file with Employer

17.	Recoupment.

To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any requirements of any law, regulation, policy, or plan applicable to the Employer and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

18.	Executive Representations.

Executive represents, warrants and covenants that (i) Executive is entering into this Agreement voluntarily, and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound; (ii) Executive has not violated, and in connection with Executive’s employment with the Employer will not violate, any non-competition, non-solicitation or other covenant or agreement by which Executive is or may be bound; and (iii) in connection with Executive’s employment by the Employer, Executive will not use any confidential or proprietary information Executive may have obtained in connection with Executive’s services with any prior employer.

Given Executive’s Position, Executive represents, warrants and covenants that Executive will not have a romantic relationship or engage in sexual relations with any employee, agent, director or business partner of Employer.

19.	Miscellaneous.
(a)
Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver by the Employer or by Executive must be in writing and signed by either Executive, if Executive is seeking to waive any of Executive’s rights under this Agreement, or by the chair of the Board, if Employer is seeking to waive any of its rights under this Agreement.

(b)
Modification.  No modification of this Agreement shall be valid unless made in a writing signed by both parties hereto, wherein specific reference is made to this Agreement, except as otherwise specifically provided herein.

(c)
Separability.  If any term or provision of this Agreement above is declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such term or provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

(d)	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
(e)
Rules of Construction.  Whenever the context so requires, the use of the singular shall be deemed to include the plural and vice versa. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsman will be applied against any Party hereto. The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.

(f)
Counterparts.  This Agreement may be executed via electronic signature and in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts will together constitute but one Agreement.

(g)
Regulatory. In no event shall the Employer (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year set forth below.

RHINEBECK BANCORP, INC. By: /s/ William C. Irwin William C. Irwin Chairman of the Board Date: September 16, 2025

RHINEBECK BANK

By: /s/ William C. Irwin
       William C. Irwin
       Chairman of the Board

Date: September 16, 2025

EXECUTIVE

By: /s/ Matthew J. Smith
      Matthew J. Smith

Date: September 16, 2025

EXHIBIT A
TO THE EMPLOYMENT AGREEMENT BY AND AMONG
RHINEBECK BANCORP, INC., RHINEBECK BANK, AND MATTHEW J. SMITH
DATED AS OF SEPTEMBER 16, 2025
Job Description referenced in Section 3(a):
PRESIDENT & CHIEF EXECUTIVE OFFICER
The President and Chief Executive Officer (“CEO”) will be responsible for leading the Bank into its next chapter of growth and performance, with a central focus on enhancing long-term shareholder value, delivering operational excellence, and strengthening customer and community relationships.

The President and CEO reports directly to the Board of Directors and is accountable for formulating and executing the Bank’s strategic vision, sustaining financial health, ensuring regulatory compliance, and representing the Bank to investors, regulators, and the broader community. This role requires an exceptional leader who combines deep financial acumen, public company experience, and a strong commitment to Rhinebeck Bank’s mission and values.

ESSENTIAL RESPONSIBLITIES
Strategic and Financial Leadership
•	Lead the development and implementation of the Bank’s long-term strategic plan with a clear focus on increasing shareholder value, profitability, and sustainable growth.
•	Align strategic priorities with capital markets expectations, performance metrics, and operational capabilities.
•	Identify and pursue market opportunities and innovations to maintain a competitive edge in the financial services industry.

Public Company Governance
•	Serve as the Bank’s primary liaison to shareholders, analysts, and the investment community.
•	Ensure timely and accurate financial reporting in compliance with the Securities and Exchange Commission and regulatory standards.
•	Maintain effective communication with the Board of Directors and support informed governance practices.

Operational and Risk Management
•	Oversee operational functions, driving efficiency, scalability, and digital transformation.
•	Foster a strong risk management culture; ensure enterprise-wide compliance with internal controls, audit standards, and evolving regulatory frameworks.
•	Provide leadership in asset/liability management, liquidity planning, and balance sheet optimization.

Customer and Community Engagement
•	Promote a customer-centric culture and champion local decision-making to strengthen community relationships.
•	Represent the Bank in civic and business forums and oversee the strategic direction of the Bank’s charitable initiatives.

Talent and Culture Development
•	Cultivate an inclusive, high-performance workplace aligned with the Bank’s ICARE values (Integrity, Community, Accountability, Respect, Empathy).
•	Lead succession planning, mentorship, and leadership development across all levels of the organization.